SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


       Date of Report (date of earliest event reported):  October 7, 1998
                        Commission File Number:  0-17020


                          Larson Davis Incorporated
             (Exact Name of Registrant as Specified in its Charter)


                  Nevada                                 87-0429944
     (State or other jurisdiction of                   (IRS Employer
      incorporation or organization)                 Identification No.)


            1681 West 820 North
                Provo, Utah                                 84601
     (Address of Principal Executive Offices)             (Zip Code)


              Registrant's Telephone Number, Including Area Code:
                               (801) 375-0177


     (Former name, former address, and formal fiscal year, if changed since last report)


                             ITEM 5.  OTHER EVENTS

     Larson Davis Incorporated issued the following press release on October 7, 1998.

     Provo, UT, October 7, 1998 - LarsonoDavis Incorporated (NASDAQ symbol "LDII") announced the termination of its distribution Agreement with SAES Getters S.p.A. for its TOF 2000 product. The Agreement was originally entered into in October 1995 upon the purchase of Sensar by LarsonoDavis. The Agreement required that SAES purchase a minimum number of units per year, which SAES has not met since inception. This product is used primarily to measure impurities in gases used in the semiconductor manufacturing process.

     Larson Davis has been seeking alternative distributors for this product but to date has been unsuccessful for several reasons, including the aggressive downturn in the semiconductor market. The Company has therefore attempted to market the sale of the product line as a whole. The Company itself cannot viably support a direct selling capability for a single product into this market given its current limitations. To date, the Company has not received any firm expressions of interest in the technology.

     The Company will take a charge in the third quarter of approximately $3.7 million principally representing the writeoff of the intangible assets and surplus inventory associated with this technology. This charge will not impact the Company's cash position.

     The Company set itself the goal of reducing its run rate of losses for the third quarter as compared to its second quarter performance with the ultimate goal of profitability by year-end. This required the Company to achieve reasonable market penetration in the third quarter from its new Jaguar and SFC technologies and for the Company's acoustics business to continue on its turnaround path. Based on initial estimates, the Company will experience an improvement in its quarter on quarter loss rate, although not to the extent originally envisioned. The acoustics business has had a very satisfactory performance and will meet all of the objectives set for it in the quarter. The Company now anticipates a loss of approximately $600,000 at the operating level excluding the one-time charge to earnings related to the TOF 2000 outlined above.

     Sales of the Jaguar and SFC product have been lower than anticipated due to a number of factors, including the lack of a significant partner to assist the Company in its distribution plans, evolving customer needs towards systems solutions and not stand alone products, and the decline in the Company's stock price, which has caused unanticipated concern from potential customers. While the Company continues to anticipate steady improvement in its acoustics business, meeting its short-term goals will require increased sales of the Jaguar and SFC products of which there can be no assurance.

     During the quarter, the Company has received various inquiries from several parties to explore the possible purchase of certain technologies owned by Larson Davis. The Company has now begun exploring these possibilities as an alternative to continuing to develop target markets on its own.

     The Company has recently received notification from Nasdaq that it no longer meets its listing requirement as a result of the depressed price of the Company's stock. The Company is currently exploring alternatives, which may allow it to retain its listing. The Company has a minimum of 90 days to rectify this situation.

     This press release contains certain forward-looking statements that are based on information currently available to the Company and certain assumptions made by management. For a discussion of the contingencies and uncertainties to which the information concerning future events is subject, please refer to LarsonoDavis' report on Form 10-K for December 31, 1997, and other SEC reports.

     Larson Davis Incorporated, headquartered in Provo, Utah, develops, manufactures, and markets, ultra-sensitive measuring instrumentation equipment and software for the chemical and acoustics markets. Its customers are major industrial companies.


                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  October 7, 1998                   LARSON DAVIS INCORPORATED


                                          By   /s/ Andrew C. Bebbington
                                            Andrew C. Bebbington, President
                                            (Chief Executive Officer and
                                            Principal Financial and
                                            Accounting Officer)